Exhibit 10.1

AMENDMENT TO DJO INCORPORATED

2007 INCENTIVE STOCK PLAN

Section 3(a) of the DJO Incorporated 2007 Stock Incentive Plan (the “Plan”) is hereby amended to read as follows:

“(a)         Shares Issuable. The maximum number of shares of Stock reserved and available for distribution pursuant to Awards under the Plan shall be 7,500,000 shares. Such shares of Stock may consist, in whole or in part, of authorized and unissued shares or treasury shares. If (i) an Award expires or terminates for any reason without being exercised in full or is satisfied without the distribution of Stock, or (ii) Stock distributed pursuant to an Award is forfeited or reacquired by the Company, or is surrendered upon exercise of an Award, the Stock subject to such Award or so forfeited, reacquired or surrendered shall again be available for distribution pursuant to the Plan.”